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                                  EXHIBIT 12(a)

                       CHASE PREFERRED CAPITAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                              For the Year           For the Year
(in thousands, except ratio):                                               Ended 12/31/00          Ended 12/31/99
-------------------------------------------------------------------------------------------------------------------
Net income                                                                   $    484,350            $    70,127
                                                                             ------------            -----------
Fixed charges:
      Interest expense                                                              4,879                      0
                                                                             ------------            -----------
Total fixed charges                                                                 4,879                      0
                                                                             ------------            -----------
Earnings before fixed charges                                                $    489,229            $    70,127
                                                                             ============            ===========
Fixed charges, as above                                                      $      4,879            $         0
                                                                             ------------            -----------
Ratio of earnings to fixed charges                                                 100.27                    N/A
                                                                             ============            ===========

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